Exhibit 23.3

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Registration Statement (Form S-4) of Beverly Enterprises, Inc. for the registration of $215,000,000 of 7 7/8% Senior Subordinated Notes due 2014, and to the inclusion therein of our report dated September 21, 2004, except for Note 16 as to which the date is September 23, 2004, with respect to the consolidated financial statements and schedule of Beverly Enterprises, Inc. included in its amended report filed on Form 8-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Little Rock, Arkansas
September 23, 2004